Exhibit 10.1

August 31, 2020

PERSONAL and CONFIDENTIAL

VIA Email

jredfearn@3Fearns.com

Dear James,

On behalf of Sundance Energy, Inc. (the “Company”), I am pleased to offer you a position of employment as Chief Operating Officer (COO). This letter sets out the main terms under which you are offered this position.

You will report to Eric McCrady, CEO & President

Commencement of Employment

Your employment with the Company will commence at a mutually agreed upon date but no later than September 15, 2020 and will continue as set forth below in the paragraph on Term of Employment.

Compensation

Base Salary. Your base salary ("Base Salary") will be $335,000.00 per annum, paid bi-weekly, subject to annual review. With the current depressed commodity environment, as part of accepting the position, you agree to an immediate voluntary 20% (twenty percent) reduction in your (“Base Salary”). See Appendix A for details.

Timing of Payments and Withholding. The payments of your Base Salary will be made to you in accordance with the Company's regular payroll practices and all payments of compensation to you will be subject to required withholding.

Annual Performance Bonus. You will be eligible for a discretionary annual performance bonus (the "Bonus") at a target level 75% of your Base Salary. Your Bonus will be based on the achievement by the Company and its affiliates of the strategic and budget goals for that group as set by Company management. These bonus metrics may include, but are not limited to, EBITDA, revenue growth, return on capital, and achievement of operating efficiencies and strategic and acquisitions goals. The bonus metrics may be changed annually in the sole discretion of the Company and does not alter the fact that your annual performance bonus is entirely discretionary. You must be employed on the date that the Bonus is paid in order to receive the Bonus.

Annual Equity Compensation. You will be eligible for a discretionary annual grant of Restricted Share Units (“RSUs”) at a target 150% of your Base Salary. The RSUs are governed by the RSU Plan as adopted by the Board which may be amended from time to time in the Board’s sole and absolute discretion. The RSUs will vest over a period of time and subject to certain criteria as determined by Company management and/or the Board. You must be employed on the date that the RSUs are granted in order to receive the RSUs.

1050 17th Street Suite 700    Denver, CO 80265   Office 303.543.5700 Fax 303.543.5701         www.sundanceenergy.net

Reimbursements

The Company will reimburse you for your normal and customary business expenses incurred in the performance of your duties for the Company in accordance with the expense reimbursement practices of the Company. The Company also will reimburse you for the use of your personal vehicle for approved business purposes at the then current rate allowed by the Internal Revenue Service. In order to receive a reimbursement, you must submit your reimbursable expenses on a timely and regular basis, together with appropriate backup information to permit the Company to deduct the expenses in determining its taxable income.

Fringe Benefits

Medical Benefits

You will be eligible for benefits under the Company's medical plan (as it may be amended from time to time) on the first day of employment. The Company will provide you with the benefits options upon acceptance of your offer. Your cost of coverage will vary based on the elections you make. Benefits information will be provided prior to your eligibility date for your review and selection.

401(k)

You will be eligible to participate in the Company’s 401(k) Retirement Plan (the “Plan”) on the first day of employment. The Company participates in a nonelective contribution program where contributions are made on a per pay period basis equal to 6% of the employee’s compensation for the period and are immediately vested. (This may be amended from time to time). You may voluntarily contribute up to the IRS annual maximum. You are 100% vested in the contributions you make to the Plan and in any funds you rollover from another qualified plan Eligibility rules and IRS limitations apply.

Paid Personal Time Off

On your hire date and on each year thereof you will be entitled to accrue 25 days paid personal time off per year for vacation, personal matters, etc. The first years accrual is prorated based on your start date. This time accrues at the rate of 2.083 days per month or 7.692 hours per bi-weekly pay period. The maximum personal time off that can be accrued is 200 hours. Once the maximum hours are met you will not accrue any additional personal time off until you teak sufficient time off to fall below the maximum threshold.

Holidays

The Company designates observed holidays for each calendar year. A list of designated holidays will be communicated annually.

Confidentiality

While you are employed by the Company and at all times thereafter, you will keep confidential, will not disclose to any third party (except as required in the performance of your duties for the Company), and will only use for the benefit of the Company, all proprietary or confidential information provided to you by the Company or any of its affiliates or Developed by you as an employee of the Company, including, but not limited to, financial information, business plans and models, customer lists, employee information, Company owned or licensed software, or any other information or documents treated by the Company as confidential or proprietary.

Creations

All inventions, discoveries, improvements, creations, or copyrightable works (collectively “Creations”) created by you or under your direction pursuant to fulfilling your duties as an employee of the Company while you are an employee of the Company will be the sole and exclusive property of the Company.  You agree to assign all such Creations to the Company, and to execute and sign any and all documents reasonably requested by the Company to secure or document the Company’s ownership of such Creations.  You acknowledge that all original works of authorship made by you (solely or jointly with others) within the scope of your employment (i.e., that you create pursuant to you fulfilling your duties as an employee of the Company) and that are protected by copyright, are “works for hire,” as that term is defined in the United States Copyright Act, and you will assign all right, title, and interest in such works to the Company.  However, the Company acknowledges and agrees that all Creations and original works of authorship created by you outside the scope of your employment may be your sole and exclusive property.  In particular, the Company acknowledges and agrees that all Creations and original works of authorship made prior to your employment are your sole and exclusive property. Further, all Creations and original works of authorship created or made by you during your employment but not pursuant to fulfilling your duties as an employee of the Company are your sole and exclusive property upon the condition that they have been presented to the Company for review and the Company has agreed that they so qualify. Your and the Company’s obligations under this paragraph will survive the termination of your employment for any reason.

Term of Employment

By accepting the terms of this letter, you acknowledge that your employment is "at-will", which means that either you or the Company may terminate your employment with the Company at any time, with or without Cause. Any material or information that you receive from the Company is not intended to constitute a contract of employment for a specific term, either expressed or implied.

If your employment is terminated, your will be paid your Base Salary through the date of termination of your employment, but you will not be entitled to any unpaid Bonus. Upon termination of your employment and as a condition to the payment of any Termination Payments to which you may be entitled, you must return to the Company all property of the Company and its affiliates that is in your possession or control, including any credit cards, keys, and copies of all confidential or proprietary documents and information.

Other Matters

In accordance with federal law, the Company will need to verify your employment eligibility. You will need to provide proof of eligibility to work in the United States, by completing an I-9 form. You will need to provide documentation such as a picture driver’s license and a Social Security Card, or a driver’s license and a birth certificate OR a valid passport for such documentation. Please be prepared to present the original form of the selected document(s) on your first day of employment.

This letter constitutes the entire agreement between you and the Company regarding the terms of your employment by the Company and supersedes any and all other agreements, either oral or in writing, between you and the Company regarding the terms of your employment by the Company.

Any change or modification of this letter must be in writing and signed by you and the Company. No waiver of any provision of this offer letter will be valid unless the waiver is written and signed by the person charged with the waiver.

This letter will be governed by the laws of the State of Colorado.

This employment offer is conditional pending successful completion of a background, investigation and reference check.

Please acknowledge your acceptance of the terms of this letter and your employment with the Company by signing and returning a copy of this letter to me by 5:00pm MST on Wednesday, September 2, 2020 otherwise this offer will expire. If you have questions, please contact me.

We look forward to having you join as a member of our team and I believe that you will make a significant contribution to the success of the Company.

Sincerely,

/s/ Eric McCrady

Sundance Energy, Inc.

Eric McCrady

Chief Executive Officer

By signing below, I agree to the foregoing terms of this letter relating to my employment with the Company.

/s/ James Redfearn
James Redfearn

Date:	9-1-2020